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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-48710) of UNIFAB International, Inc. and Registration Statement (Form S-8 No. 333-49239) pertaining to the UNIFAB International, Inc. Long-Term Incentive Plan and Restricted Stock Agreements with Certain Employees of our report dated April 9, 2002 (except for Note 16, as to which the date is July 3, 2003, and Note 7, as to which the date is August 3, 2003), with respect to the 2001 consolidated financial statements of UNIFAB International, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

                                      /s/ Ernst & Young LLP

New Orleans, Louisiana
March 29, 2004

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